Exhibit F.4  Form of Notice

SECURITIES AND EXCHANGE COMMISSION

[Release No. 35-     ]


Filings Under the Public Utility Holding Company Act of 1935, as
Amended (``Act'')

[Date]

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated under the Act. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) is/are available for public inspection through the Commission's Branch of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by ___________, 2005, to the Secretary, Securities and Exchange Commission, Washington, DC 20549-0609, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing should identify specifically the issues of facts or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After ___________, 2005, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

Northeast Utilities, et al. (70-9755)

     Northeast Utilities ("NU"), a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"), located at One Federal Street, Springfield Massachusetts, 01105; Yankee Energy System, Inc. ("YES"), a public utility holding company subsidiary of NU, exempt from registration under the Act, and Northeast Utilities Service Company, NU's service company subsidiary, both located at 107 Selden Street, Berlin, CT 06037; NU's direct and indirect public utility subsidiaries, The Connecticut Light and Power Company ("CL&P") and Yankee Gas Services Company ("Yankee Gas"), located at 107 Selden Street, Berlin, CT 06037, Western Massachusetts Electric Company, located at One Federal Street, Springfield Massachusetts, 01105, ("WMECO" and with CL&P and WMECO, the "Utility Borrowers"), Public Service Company of New Hampshire, located at Energy Park, 780 North Commercial Street, Manchester, NH 03101 ("PSNH"), and Holyoke Water Power Company, located at 107 Selden Street, Berlin, CT 06037; and NU's direct and indirect nonutility subsidiaries, Northeast Nuclear Energy Company, The Rocky River Realty Company, The Quinnehtuk Company, Properties, Inc., Yankee Energy Financial Services Company, Yankee Energy Services Company, NorConn Properties, Inc., NU Enterprises, Inc., Northeast Generation Company, Northeast Generation Services Company, E. S. Boulos Company, Woods Electrical Company, Inc., Woods Network Services, Inc., Select Energy, Inc. and Mode 1 Communications, Inc., all located at 107 Selden Street, Berlin, CT 06037, North Atlantic Energy Corporation , located at 780 North Commercial Street, Manchester, NH 03101, Select Energy New York, Inc., located at 507 Plum Street, Syracuse, NY 13204 and Select Energy Services, Inc., located at 24 Prime Parkway, Natick, MA 01760 (collectively with NU, YES and the Utility Borrowers, the "Applicants") have filed a post-effective amendment to the application/declaration in this File (the "Amendment") pursuant to Sections 6(a) and 7 of the Act with respect to the increase of short-term debt authorizations granted by the Commission in the prior Commission order.

     Applicants state that by order dated June 30, 2004 (Holding Co. Act Release No. 27870) issued by the Commission in this File No. 70-9755 (the "2004 Order"), the Commission granted authority for NU, YES, and the Utility Borrowers to issue and sell notes or commercial paper to unaffiliated third parties to evidence short-term debt through June 30, 2007 ("Authorization Period") up to the following aggregate outstanding principal amounts: NU, $450 million; YES, $50 million, CL&P, $450 million; WMECO, $200 million; and Yankee Gas, $150 million (each limit, "Aggregate Short-Term Debt Limit") and for NU, YES and the Utility Borrowers to engage in interest rate hedges through the Authorization Period. According to Applicants, the 2004 Order also authorized the continued operation of the NU Money Pool through the Authorization Period subject to the applicable Aggregate Short-Term Debt Limit, if applicable.

     NU now seeks authorization to increase the amount of its Aggregate Short-term Debt Limit that it may incur through the Authorization Period from $450 million to $500 million. Applicants state that no further authorizations are being requested by the Amendment and all terms and conditions in the 2004 Order will remain applicable.

     According to the Applicants, management believes that such an increase is necessary at this time to continue to support the credit and liquidity requirements of its regulated and competitive businesses and meet increasing demands from NU counterparties for cash or letter of credit support for various power and energy and other transactions. Applicants state that this increase in demand for credit assurances reflects an industry trend as opposed to any company-specific concern. In addition, according to Applicants, Standard and Poor's, one of NU's credit rating agencies, has imposed reporting requirements industry-wide for its new liquidity tests and Standard and Poor's liquidity tests demonstrate that NU needs additional credit capacity to support its businesses in the event of certain hypothetical adverse developments affecting forward prices of energy commodity products and credit ratings.